Exhibit 99.1

             Semtech Announces Additional $50 Million Stock Buyback

     CAMARILLO, Calif.--(BUSINESS WIRE)--May 30, 2006--Semtech Corporation (NASDAQ:SMTC) today announced that its Board of Directors has authorized an additional $50 million for the Company's current stock buyback program. The program authorizes the repurchase of common stock from time to time through negotiated or open market transactions.
     To date, the Company has purchased almost $100 million worth of common stock under this program that was established in February 2004.

     About Semtech

     Semtech Corporation is a leading supplier of high-performance analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications. Publicly traded since 1967, Semtech is listed on the Nasdaq National Market under the symbol SMTC.


     CONTACT: Semtech Corporation
              John Baumann, 805-480-2010